Exhibit 99.1

Contacts:	Investors:
Sujan Jain	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA REPORTS THIRD QUARTER 2008 RESULTS
Company Also Announces Non-Exclusive Patent License Agreement with AMD and Definitive Agreement to be Acquired by Novafora, Inc.
SANTA CLARA, CA. – November 17, 2008 – Transmeta Corporation (NASDAQ: TMTA) today announced financial results for the third quarter ended September 30, 2008.
Revenue for the third quarter of 2008 was $25.3 million, compared with $366,000 for the second quarter of 2008. Revenue in both the third and second quarters of 2008 was derived from licensing activities.
Total operating expenses for the third quarter of 2008 resulted in a gain of $3.5 million, compared with expenses of $1.9 million in the second quarter of 2008. Third quarter operating expenses included $2.9 million of income from two previously announced agreements with Intel entered into during the quarter. Third quarter operating expenses also included $5.9 million of income from the December 2007 settlement and licensing agreement with Intel, and non-cash stock compensation charges of $887,000.
In the third quarter, Transmeta recorded interest income of $1.8 million, including $1.2 million of imputed interest income from the December 2007 settlement and licensing agreement with Intel. Net income was $30.6 million, or $2.31 per share, compared with $214,000, or $0.02 per share, in the second quarter of 2008.
Transmeta’s cash, cash equivalents and short term investments at September 30, 2008 totaled $255.2 million. Cash at September 30, 2008 included the $91.5 million payment received from Intel pursuant to the technology licensing and amended settlement and licensing agreements entered into in September 2008, as well as the $25 million payment from NVIDIA for the licensing agreement it entered into in July 2008. Transmeta continues to be debt free.
AMD Patent License
Transmeta also announced today that it has entered into a patent license agreement with Advanced Micro Devices (“AMD”). The agreement grants a non-exclusive license under Transmeta’s patents to AMD, and includes FoundryCo, which AMD recently announced as part of its Asset Smart strategy. Under the terms of the agreement, AMD will transfer to Transmeta 700,000 shares of Transmeta’s Series B Preferred Stock held by AMD. The 700,000 shares of Series B Preferred Stock are convertible into 499,429 shares of Transmeta’s common stock.
“We are pleased to have achieved this license agreement with AMD,” said Les Crudele, president and CEO of Transmeta. “Transmeta and AMD have a long history of collaboration on promoting industry standards for next-generation microprocessors, as well as a broader strategic relationship. This licensing agreement further highlights the value of Transmeta’s intellectual property and technologies to our industry, and provides Transmeta stockholders with an immediate return on our intellectual property rights.”
Acquisition By Novafora, Inc.
Transmeta also announced in a separate release today that it signed a definitive agreement to be acquired by Novafora, Inc. for $255.6 million in cash subject to certain working capital and other adjustments. Novafora is a privately held fabless semiconductor company in San Jose, California that develops a family of digital video processors. Under the terms of the agreement, and based on current estimates of Transmeta’s future working capital at the effective time of the merger, stockholders are expected to receive between $18.70 and $19.00 for each outstanding share of Transmeta’s common stock, subject to working capital and other adjustments. The merger is expected to close in the first quarter of 2009.
“As a result of our successful licensing activities, we collected $116.5 million of cash payments for our intellectual property and patents in the third quarter, bringing our yearly total to $266.5 million,” said Les Crudele, president and CEO. “We also generated additional value for our stockholders through the transfer of 700,000 shares of Transmeta Series B Preferred Stock that was held by AMD. After creating such significant value this year, we are pleased that we are able to return this value to our stockholders through the impending acquisition by Novafora.”
Outlook
In the fourth quarter, Transmeta expects to recognize $5.9 million of operating income from the December 2007 settlement and licensing agreement with Intel. Transmeta expects to be profitable on a GAAP net income basis in the fourth quarter of 2008 and continues to expect to be profitable for fiscal year 2008. The definitive agreement with Novafora provides, among other things, that Transmeta may not enter into any future licensing transaction prior to closing of the merger without Novafora’s consent.
Conference Call
Transmeta has delayed its third quarter earnings conference call, previously scheduled for today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time, to Tuesday, November 18, 2008 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (785) 830-1997. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 11:59 p.m. Pacific time on November 24, 2008. The phone number to access the recording is (719) 457-0820, and the passcode is 2156284.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those concerning Transmeta’s revenue, the value of Transmeta’s intellectual property and technologies, the amount of cash consideration to be received by Transmeta stockholders, the timing and likelihood of closing of the proposed merger and the potential benefits of the proposed merger. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from actual results or future events. These risks and uncertainties include, among others, the satisfaction of closing conditions to the proposed merger, failure of Transmeta stockholders to approve the proposed merger, Transmeta’s estimates of its operating costs prior to closing the proposed merger, costs related to the proposed merger, general economic and political conditions in the U.S. and abroad, and other risks affecting Transmeta’s and Novafora’s respective businesses generally, including, with respect to Transmeta, those risks discussed in our most recent reports on Forms 10-K and 10-Q. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta and LongRun2 are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.
Additional Information and Where to Find It
Transmeta will file a proxy statement with the SEC in connection with the proposed merger. Investors and stockholders of Transmeta are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information regarding Novafora, Transmeta, the proposed merger, the persons soliciting proxies in connection with the proposed merger on behalf of Transmeta and the interests of those persons in the proposed merger and related matters. Transmeta intends to mail the proxy statement to its stockholders as soon as practicable. Investors and stockholders will be able to obtain a copy of the proxy statement and other documents filed by Transmeta with the SEC free of charge at the Web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by Transmeta are available free of charge by contacting Transmeta Investor Relations (Kristine Mozes, 781-652-8875).
Participants in Solicitation
Transmeta, and its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Transmeta in connection with the proposed merger and related items. Information regarding the directors and executive officers of Transmeta and their ownership of Transmeta stock is set forth in Transmeta’s proxy statement for Transmeta’s 2008 annual meeting of stockholders, which was filed with the SEC on August 25, 2008. Investors and stockholders may obtain additional information regarding the interests of those participants by reading the proxy statement relating to the proposed merger when it becomes available. Investors and stockholders can obtain a copy of that proxy statement free of charge at the Web site maintained by the SEC at http://www.sec.gov.

Transmeta Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,	September 30,
	2008	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$205,271	$15,607	$19,629
Short-term investments	49,969	2,968	8,976
Accounts receivable	2	163	45
Other receivables, current	—	149,400	—
Prepaid expenses and other current assets	1,963	2,476	2,332

Total current assets	257,205	170,614	30,982

Other receivables, long-term	—	85,200	—
Property and equipment, net	194	284	376
Patents and patent rights, net	—	2,388	4,100
Other assets	200	800	1,010

TOTAL ASSETS	$257,599	$259,286	$36,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,029	$341	$2,171
Accrued compensation	774	15,351	834
Income taxes payable	15	3,306	4
Accrued restructuring costs	352	1,592	2,592
Other accrued liabilities	473	1,028	4,384
Current portion of deferred income from settlement and licensing	23,460	23,460	—
Current portion of long-term payable	800	667	600

Total current liabilities	26,903	45,745	10,585

Long-term deferred income from settlement and licensing, net of current portion	193,545	211,140	—
Long-term payable, net of current portion	200	800	1,000

Total liabilities	220,648	257,685	11,585

Stockholders’ equity:
Convertible preferred stock	6,966	6,966	6,966
Common stock	743,641	739,268	738,625
Treasury stock	(2,439)	(2,439)	(2,439)
Accumulated other comprehensive gain (loss)	190	29	29
Accumulated deficit	(711,407)	(742,223)	(718,298)

Total stockholders’ equity	36,951	1,601	24,883

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$257,599	$259,286	$36,468

Transmeta Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		September 30,	September 30,	September 30,
	2008	June 30, 2008	2007	2008	2007
Revenue:
Product	$—	$—	$—	$253	$167
License	25,299	366	1	25,905	1
Service	—	—	43	168	2,186

Total revenue	25,299	366	44	26,326	2,354

Cost of revenue
Product	—	—	—	3	80
Service (1)	—	—	18	163	1,236
Impairment charge on inventories	—	—	—	—	364

Total cost of revenue	—	—	18	166	1,680

Gross profit (loss)	25,299	366	26	26,160	674

Gross margin %	100.0%	100.0%	59.1%	99.4%	28.6%

Operating expenses:
Income from settlement and licensing	(5,865)	(5,865)	—	(17,595)	—
Income from license and receivable	(2,855)	—	—	(2,855)	—
Research and development (1)	1,586	2,315	1,336	6,751	8,809
Selling, general and administrative (1)	3,700	4,108	6,107	12,150	17,857
Restructuring charges, net	(97)	455	177	700	8,878
Amortization of patents and patent rights	—	908	1,711	2,388	5,134
Impairment charge on long-lived and other assets	—	—	—	—	302

Total operating expenses	(3,531)	1,921	9,331	1,539	40,980

Operating loss	28,830	(1,555)	(9,305)	24,621	(40,306)
Interest income and other, net	1,813	1,769	250	6,197	1,109
Interest (expense)	—	—	(15)	(2)	(53)

Income (loss) before income taxes	30,643	214	(9,070)	30,816	(39,250)
Provision for income taxes	—	—	3	—	7

Net income (loss)	$30,643	$214	$(9,073)	$30,816	$(39,257)
Deemed dividend for beneficial conversion feature of preferred stock	—	—	(3,630)	—	(3,630)

Net income (loss) attributable to common shareholders	$30,643	$214	$(12,703)	$30,816	$(42,887)

Net income (loss) per share attributable to common shareholders — basic	$2.52	$0.02	$(1.24)	$2.54	$(4.26)

Net income (loss) per share attributable to common shareholders — fully diluted	$2.31	$0.02	$(1.24)	$2.33	$(4.26)

Weighted average shares outstanding — basic	12,170	12,152	10,236	12,145	10,066
Weighted average shares outstanding — diluted	13,265	13,242	10,236	13,220	10,066

(1) Includes stock-based compensation:
Cost of service revenue	$—	$—	$1	$82	$18
Research and development	156	596	(271)	1,599	11
Selling, general and administrative	731	$684	$244	2,047	941